CORRECTIVE SUPPLEMENT TO
                          QUIKBIZ INTERNET GROUP, INC.
                         PROSPECTUS DATED APRIL 11, 2000



     This corrective supplement to the prospectus of QuikBIZ Internet Group, Inc. dated April 11, 2000 corrects the disclosure in the prospectus as follows:

Risk Factors

     The disclosure in the first risk factor on page 7 of the prospectus, entitled "We have incurred significant losses and expect to continue to do so," is corrected to state that at December 31, 1999, our working capital deficit was $1,116,245.


Management's Discussion and Analysis of Financial Condition and Results of Operations

     The disclosure in the second paragraph under the caption "Results of Operations" on page 13 is corrected to state that the net loss for the year ended December 31, 1998 was $783,364.


Business

     The disclosure in the fourth paragraph on page 18 regarding the acquisition of substantially all of the assets of G&L Group is corrected to state that the 366,000 shares of common stock we issued to G&L Group on September 1, 1999 was valued for purposes of the transaction at $1.00 per share.

     The caption "Yearly Rent" in the table on page 22 is corrected to read "Monthly Rent."




             The date of this Corrective Supplement is May 19, 2000